EXHIBIT 99.1

United-Guardian Declares Year-End Dividend

HAUPPAUGE, N.Y., Nov. 20, 2020 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on November 18, 2020, declared a cash dividend of $0.36 per share, which will be paid on December 8, 2020 to all stockholders of record on December 1, 2020.

Ken Globus, President of United-Guardian, stated, “Many companies have chosen not to pay a dividend this year due to the impact of the coronavirus pandemic. Our Board of Directors felt, however, that with our strong balance sheet, along with the fact that we are still having a very profitable year despite the pandemic, that it would be in the best interests of the company and its shareholders to pay a year-end dividend. The Board did take into consideration the negative impact the pandemic had on sales and earnings in the second half of this year, and decided that it would be prudent to reduce the dividend. We remain optimistic that sales of our pharmaceutical products, which have increased this year, will remain strong, and that sales of our cosmetic ingredients will begin to recover once the pandemic is under control and the global economy improves. Once that happens, we will be in a better position to evaluate the advisability of once again increasing our dividend.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Ken Globus (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.